UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.   )

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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a -12

EMAGEON INC.
(Name of the Registrant as Specified In Its Charter)

OLIVER PRESS PARTNERS, LLC
OLIVER PRESS INVESTORS, LLC
AUGUSTUS K. OLIVER
CLIFFORD PRESS
DAVENPORT PARTNERS, L.P.
JE PARTNERS, L.P.
OLIVER PRESS MASTER FUND, L.P.
BENNER A. ULRICH
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Distribution

OLIVER PRESS PARTNERS SOLICITS FOR THE ELECTION OF ITS THREE
NOMINEES TO THE BOARD OF EMAGEON (NASDAQ: EMAG)

Shareholders need a Board of Directors that is willing to address the strategic issues that the company faces

NEW YORK, NY, June 2, 2008 – Oliver Press Partners, LLC, the largest shareholder in Emageon with a 16.63% ownership position, announced today that it filed its definitive Proxy Statement with the SEC and is commencing its solicitation for the election of its three nominees as directors of Emageon at the Shareholder Meeting to be held on June 23, 2008. OPP believes that the precipitous decline in the Company’s stock price reflects a complete breakdown in investor confidence in the incumbent Board and the leadership of the Company. Certainly, OPP does not view the current low valuation as reflective of Emageon’s demonstrated record of achievement in the marketplace, the substantial established market position of its products, or the future promise that they offer.

We believe it is clear that stockholders, employees and customers have not been well served by the incumbent Board’s stewardship and they deserve better. The current Board has announced to shareholders that after a year of unsuccessful activity they are disbanding their strategic review committee and proposing no changes in Board composition. In our view, the failure by the current management and Board to articulate any vision for the Company’s future suggests they are either unwilling or unable to address the strategic issues that now demand resolution.

At the time of the Company’s IPO in 2005, during a period when the stock was trading at over $15, Board members who still serve today owned 1,187,264 shares of the Company’s outstanding stock constituting approximately 6% of the outstanding shares. Today, as a result of divestures of their shares, these directors own only 204,533 shares of the outstanding stock constituting not even 1% of the outstanding shares. For most of the past year, we have been engaged in discussions with the Board of Emageon about restoring meaningful shareholder representation to the Board, a step which we endorsed as an important prerequisite to restoring investor confidence. However, they have now proposed a slate consisting solely of incumbent directors with no representation by any significant shareholder.

In our view, a recovery in the fortunes of this Company will require the transition to a Board of active and engaged directors who are single-mindedly committed to achieving the best outcome for the Company, its customers and employees above any other agenda. We believe that the election of our nominees represents an important step toward restoring confidence in the strategic direction of the Company.

About Oliver Press Partners, LLC
Oliver Press Partners, LLC was founded in 2005 by Augustus K. Oliver and Clifford Press and manages several investment funds including, Davenport Partners, L.P., JE Partners, L.P. and Oliver Press Master Fund, L.P.

Contacts:	For Investors and Analysts:
Oliver Press Partners, LLC	MacKenzie Partners, Inc.

Augustus K. Oliver	Larry Dennedy
Managing Member	(212) 929-5239
goliver@oliverpressllc.com
OR
OR
Simon Coope
Clifford Press	(212) 929-5085
Managing Member
cpress@oliverpressllc.com

ADDITIONAL INFORMATION

Oliver Press Partners, LLC (“OPP”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on May 30, 2008. In addition, we may file additional other solicitation materials regarding this proxy solicitation. EMAGEON’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT AND OTHER SOLICITATION MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. Shareholders may also obtain free copies of the proxy statement and other documents filed by OPP in connection with the annual meeting by directing a request to: MacKenzie Partners, Inc. by calling Toll-Free (800) 322-2885 or by e-mail at emageonproxy@mackenziepartners.com.

OPP PARTICIPANT INFORMATION

INFORMATION REGARDING THE IDENTITY OF THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF SHAREHOLDERS AND THEIR INTERESTS ARE SET FORTH IN THE DEFINITIVE PROXY STATEMENT THAT WAS FILED BY OPP WITH THE SEC.